MALIZIA SPIDI & FISCH, PC ATTORNEYS AT LAW
901 New York Avenue, N.W. Suite 210 East Washington, D.C. 20001 (202) 434-4660 Facsimile: (202) 434-4661	1900 South Atherton Street Suite 101 State College, Pennsylvania 16801 (814) 272-3502 Facsimile: (814) 272-3514

September 14, 2007

Board of Directors

Parke Bancorp, Inc.

601 Delsea Drive

Washington Township, New Jersey 08080

Re:	Registration Statement Under the Securities Act of 1933

Gentlemen:

This opinion is rendered in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, (the “Act”) relating to the offer and sale (the “Offering”) of up to 559,379 shares of common stock, par value $.10 per share (the “Common Stock”), of Parke Bancorp, Inc. (the “Company”) issuable upon the exercise of a like number of outstanding common stock purchase warrants (the “Warrants”). As special counsel to the Company, we have reviewed such legal matters as we have deemed appropriate for the purpose of rendering this opinion.

Based on the foregoing, we are of the opinion that the shares of Common Stock of the Company covered by the aforesaid Registration Statement will, when issued in accordance with the terms of the Warrants and the Prospectus against full payment therefor and upon the Registration Statement being declared effective by the Commission, be validly issued, fully paid, and non-assessable shares of Common Stock of the Company.

We hereby consent to the use of this opinion and to the reference to our firm appearing in the Company’s Prospectus under the heading “Legal Matters” and to any references to our legal opinion in the Prospectus.

This opinion is given as of the effective date of the Registration Statement and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

Sincerely,

/s/ Malizia Spidi & Fisch, PC

MALIZIA SPIDI & FISCH, PC